As filed with the Securities and Exchange Commission on April 28, 2006

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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ALTRUST FINANCIAL SERVICES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ALTRUST FINANCIAL SERVICES, INC.

April 28, 2006

Dear Shareholder:

You are cordially invited to attend the 2006 Annual Meeting of Shareholders of Altrust Financial Services, Inc., to be held on Thursday, May 25, 2006, at 6:00 p.m. local time at the Cullman Civic Center, 510 Fifth Street, S.W., Cullman, Alabama (the “Meeting”).

Enclosed are the Notice of Meeting and Proxy Statement. At the Meeting you will be asked to vote upon the proposals outlined in the Notice of Meeting and described in detail in the Proxy Statement. We hope you can attend the Meeting and vote your shares in person. In any case, we would appreciate you completing the enclosed Proxy and returning it to us as soon as possible. This action will ensure that your preferences will be expressed on the matters that are being considered. If you attend the Meeting, you may vote your shares in person even if you have previously returned your Proxy.

If you have any questions about the Proxy Statement, please call or write us.

Your continued support of the Company is very important. I look forward to welcoming you at the Meeting.

Sincerely,

/s/ J. Robin Cummings
J. Robin Cummings
President and Chief Executive Officer

Altrust Financial Services, Inc.

811 2nd Avenue S.W.

Cullman, Alabama 35055-4222

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD THURSDAY, MAY 25, 2006

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the “Annual Meeting”) of Altrust Financial Services, Inc., an Alabama corporation (the “Company”), will be held on Thursday, May 25, 2006, at 6:00 p.m., local time, at the Cullman Civic Center, 510 Fifth Street S.W., Cullman, Alabama, for the following purposes:

1)	Elect Directors. To elect seven individuals as directors of the Company to serve until the Company’s 2007 Annual Meeting of Shareholders.

2)	Other Business. To transact such other or further business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

Only shareholders of record at the close of business on April 21, 2006 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof. All shareholders, whether or not they expect to attend the Annual Meeting in person, are requested to complete, sign, date and return the enclosed Proxy in the accompanying envelope.

By Order of the Board of Directors,

/s/ J. Robin Cummings
J. Robin Cummings
President and Chief Executive Officer

Cullman, Alabama

April 28, 2006

PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY TO ALTRUST FINANCIAL SERVICES, INC. IN THE ENVELOPE PROVIDED. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON BY WRITTEN BALLOT IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY.

PROXY STATEMENT

FOR THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 25, 2006

INTRODUCTION

General Information

This Proxy Statement is being furnished to the Shareholders of Altrust Financial Services, Inc., an Alabama corporation (the “Company”) in connection with the solicitation of Proxies by the Company’s Board of Directors from holders of the Company’s common stock (“Common Stock”) for use at the 2006 Annual Meeting of Shareholders to be held at 6:00 p.m., local time, on Thursday, May 25, 2006, at the Cullman Civic Center, 510 Fifth Street S.W., Cullman, Alabama, and at any and all adjournments or postponements thereof (the “Annual Meeting”). Unless the context otherwise requires, the term “Company” shall include our banking subsidiary, Peoples Bank of North Alabama (the “Bank”).

The Annual Meeting is being held to consider and vote upon: (1) the election of seven directors to the Board of Directors; and (2) such other matters as may properly come before the Annual Meeting. Our Board of Directors knows of no business that will be presented for consideration at the Annual Meeting other than the matters described in this Proxy Statement.

The Proxy Statement and Proxy are first being mailed on or about May 3, 2006 to Company shareholders of record as of the close of business on April 21, 2006 (the “Record Date”).

Voting and Quorum Requirements

Under Alabama law and pursuant to the bylaws of the Company, the presence, in person or by Proxy, of the holders of more than fifty percent (50%) of the outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum for purposes of shareholder action. Shares which are present or represented by Proxy at the Annual Meeting will be counted in determining whether a quorum has been constituted, regardless of whether the holder of the shares or the Proxy abstains from voting on any particular matter or whether a broker with discretionary voting authority fails to exercise its discretionary voting authority.

Under Alabama law, the vote required for the election of directors is the affirmative vote of at least a majority of the shares of Common Stock present or represented by Proxy at the Meeting and entitled to vote, provided a quorum is present. Therefore, with respect to the election of directors, abstentions and broker non-votes will have the effect of votes against the approval of such matter.

Solicitation and Revocability of Proxies

Shares of Common Stock represented by a properly executed Proxy, if such Proxy is received in time and is not revoked, will be voted at the Meeting in accordance with the instructions indicated in such Proxy. If a valid Proxy is returned and no instructions are indicated, such shares of Common Stock will be voted “FOR” the election of all nominees for director named in the Proxy, and in accordance with the discretion of the named proxy holder on other matters properly brought before the Annual Meeting.

A shareholder who has given a Proxy may revoke it at any time prior to its exercise at the Annual Meeting by: (i) executing and delivering a later dated Proxy; (ii) delivering written notice of the revocation of the Proxy to the Company prior to the Annual Meeting; or (iii) attending and voting in person at the Annual Meeting. Attendance at the Annual Meeting will not constitute a revocation of a Proxy unless you also vote in person at the Annual Meeting. Any written notice revoking a Proxy should be sent to: Altrust Financial Services, Inc., 811 2nd Avenue S.W., Cullman, Alabama 35055-4222, Attention: Jasper Estes, Secretary of the Board of Directors.

OUTSTANDING VOTING SECURITIES OF THE COMPANY

AND PRINCIPAL HOLDERS THEREOF

We are authorized to issue up to 10,000,000 shares of Common Stock. At April 21, 2006, the Company had 5,485,625 shares of Common Stock issued and outstanding. Each share of Common Stock entitles the holder to one vote. Only shareholders of record at the Record Date will be entitled to notice of, and to vote at, the Annual Meeting, or any adjournment or postponement thereof.

The following table sets forth certain information with respect to the beneficial ownership, as of the Record Date, of shares of Common Stock by (a) each of our directors, (b) our executive officers and the executive officers of the Bank, (c) all of our directors and executive officers, including executive officers of the Bank, as a group, and (d) all persons who beneficially own more than five percent (5%) of our outstanding Common Stock, and the percentage of the outstanding shares of Common Stock represented thereby. Except as otherwise noted, we believe that each of the persons listed has sole investment and voting power with respect to the shares included in the table. Unless otherwise indicated, the address of each beneficial owner listed below is: c/o Altrust Financial Services, Inc., 811 2nd Avenue S.W., Cullman, Alabama 35055-4222.

Shares Beneficially Owned

Name	Number	Percentage
Altrust Financial Services, Inc. Savings & ESOP Trust (1)	1,087,819	19.83%

Directors and Executive Officers:
James Robin Cummings (2)	271,910	4.93%
George Whit Drake	25,000	0.46%
Noel Jasper Estes (3)	51,856	0.95%
Debra Brown Goble	1,500	0.03%
Candace Nail Hooten	28,350	0.52%
Raymond O’Neal Lindsey	12,951	0.24%
Lionel James Powell	243	0.00%
Morris Steven Stanford	905	0.02%
Cecil Alan Walker (4)	363,941	6.60%
Terry Neal Walker (5)	358,232	6.50%
Timothy Dudley Walker (6)	327,396	5.94%
Brian Clark Witcher (7)	33,704	0.61%
Kenneth Howard Weldon (8)	6,500	0.12%
John Edwin Whitley	16,451	0.30%

	Shares Beneficially Owned
	Number	Percentage
All directors and executive officers as a group (14 persons) (excluding ESOP shares as to which beneficial ownership is disclaimed by the named individuals)	1,498,939	26.72%
All directors and executive officers as a group (14 persons) (including all ESOP shares)	2,586,758	46.10%

(1)	Brian Witcher, James Cummings and Kenneth Weldon are trustees of the Altrust ESOP. As members of the ESOP Administrative Committee, Messrs. Witcher, Cummings and Weldon have certain voting rights with respect to all of the shares held by the ESOP and may be deemed to have beneficial ownership of all 1,087,819 shares held by the ESOP. However, each of Messrs. Witcher, Cummings and Weldon disclaim beneficial ownership in the shares held by the ESOP.
(2)	Includes 75,681 shares held in the estate of Charlotte Cummings, spouse of Robin Cummings, and excludes the 1,087,819 shares held by the ESOP of which Mr. Cummings disclaims beneficial ownership, except for 123,603 shares allocated to him under the ESOP at December 31, 2004, but which are not included in the ownership totals above, and includes 28,800 shares subject to options currently exercisable within 60 days of April 21, 2006.
(3)	Includes 18,372 shares held in Mr. Estes’ IRA, 1,300 shares held as joint tenants with Mr. Estes’ wife, Martha Estes and 7,400 shares held in joint tenancy with Mr. Estes’ mother, Floye Estes.
(4)	Includes 56,029 shares held as joint tenants with Mr. Walker’s wife, Amy Walker, 12,200 shares held in an IRA for Mr. Walker, 6,500 shares held in an IRA for Amy Walker, 28,656 shares held in trust for Mr. Walker’s son, Lance Walker, 33,456 shares held in trust for Mr. Walker’s son, Trent Walker, 15,300 shares held of record by Mr. Walker’s wife, Amy Walker, and 28,800 shares subject to options that are currently exercisable within 60 days of March 31, 2006.
(5)	Includes 4,032 shares held in an IRA for Mr. Walker, 3,072 shares held in an IRA for Mr., Walker’s wife, Tressa Walker, 17,535 shares held in trust for Mr. Walker’s son, Tillman Walker, 28,456 shares held in trust for Mr. Walker’s daughter, Whitney Walker, and 5,700 shares held of record by Tressa Walker, and 28,800 shares subject to options that are currently exercisable within 60 days of March 31, 2006.
(6)	Includes 25,456 shares held in trust for Mr. Walker’s daughter, Chelsy Walker, 35,056 shares held in trust for Mr. Walker’s daughter, Heather Walker, and 28,800 shares subject to options that are currently exercisable within 60 days of March 31, 2006.

(7)	Excludes the 1,087,819 shares held by the ESOP of which Mr. Witcher disclaims beneficial ownership.
(8)	Excludes 1,087,819 shares held by the ESOP of which Mr. Weldon disclaims beneficial ownership, except for 24,863 directly allocated to him at December 31, 2004, but which are not included in the ownership totals above.

Securities Authorized for Issuance Under Equity Compensation Plans

The Company has no common equity subject to outstanding options or warrants to purchase, or securities convertible into, common equity.

The following table sets forth information relating to the Company’s equity compensation plans as of December 31, 2005:

EQUITY COMPENSATION PLAN INFORMATION

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	429,600	$7.96	842,400
Equity compensation plans not approved by security holders	0	N/A	0
Total	429,600	$7.96	842,400

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Action will be taken at the Annual Meeting for the election of seven directors, each of whom will serve for a one-year term and until their successors shall have been duly elected and qualified. All nominees for director are presently directors of the Company.

Proxies cannot be voted for a greater number of persons than the number of nominees specified herein. Cumulative voting for directors is not permitted. All shares represented by valid Proxies that are not revoked before they are exercised will be voted in the manner specified therein. If a valid Proxy is submitted but no vote is specified, the Proxy will be voted “FOR” the election of each of the seven nominees listed below. Although all nominees are expected to serve if elected, if any nominee is unable to serve, then the persons designated as Proxies will vote for the remaining nominees and for such replacements, if any, as may be nominated by our Board of Directors.

Nominees for the Board of Directors

The nominees have been nominated by the Board of Directors. All of the nominees are presently directors of the Company. All of the nominees also serve as members of the Board of Directors of the Bank. The members of the Boards of Directors of the Bank and the Company are the same except for Roy C. Shaw and Thomas E. Drake, who are currently directors of the Bank only, and who are both scheduled to retire from the Bank Board due to age restrictions contained in the Bank’s bylaws.

The following table sets forth the name and age of each nominee for director, the year in which he or she was first elected as a director, a description of his or her positions and offices with the Company and a brief description of his or her principal occupation and business experience and directorships in other companies.

Name, Age and Year First Elected as a Director	Information About Nominee for Director
J. Robin Cummings (59) Elected to Bank Board: 1984 Elected to Company Board: 1985	Mr. Cummings currently serves as the President, Chief Executive Officer and a director of the Company. He also serves as President, Chief Executive Officer and a director of the Bank. Mr. Cummings has served as President and CEO of the Bank for almost 20 years.

Whit Drake (41) Elected to Bank Board: 2002 Elected to Company Board: 2002	Mr. Whit Drake serves as a director of both the Company and the Bank. He is an attorney with Drake & Shaw in Birmingham, Alabama. He has been an attorney since 1999. Prior to joining Drake & Shaw, Mr. Drake was an attorney with Lanny S. Vines & Associates in Birmingham, Alabama. Mr. Whit Drake is the son of Mr. Tom Drake.

N. Jasper Estes (70) Elected to Bank Board: 2002 Elected to Company Board: 2002	Mr. Estes serves as a director and as Secretary of the boards of both the Company and the Bank. Mr. Estes has been retired since 1996. Prior to his retirement, he served as the general manager for Meadow Gold Dairies in Huntsville, Alabama, a position which required Mr. Estes to oversee operations and sales in excess of $75 million a year. Mr. Estes was appointed to the board in 2002.

Cecil Alan Walker (49) Elected to Bank Board: 1978 Elected to Company Board: 1985	Mr. Walker serves as a director of both the Company and the Bank. He is a partner of Walker Brothers, Ltd., a limited partnership located in Baileyton, Alabama. Mr. Walker gained management and supervision experience from his positions as President of Walker Brothers, Ltd., which he has held since 1998, and as operating manager for Shoreline Properties, which he has held since March 1998. Mr. Alan Walker is the brother of directors of the Company and the Bank, Mr. Terry Walker and Mr. Tim Walker.

Terry Neal Walker (41) Elected to Bank Board: 1998 Elected to Company Board: 1998	Mr. Terry Walker serves as a director of both the Company and the Bank. He has been a partner of Walker Brothers, Ltd., a limited partnership located in Baileyton, Alabama since 1998. Mr. Terry Walker is the brother directors of the Company and the Bank, Mr. Alan Walker and Mr. Tim Walker.

Timothy Dudley Walker (45) Elected to Bank Board: 1998 Elected to Company Board: 1998	Mr. Tim Walker serves as a director of both the Company and the Bank. He has been a partner of Walker Brothers, Ltd., a limited partnership located in Baileyton, Alabama since 1998. Mr. Tim Walker is the brother of Mr. Terry Walker and Mr. Alan Walker.

Brian C. Witcher (42) Elected to Bank Board: 2002 Elected to Company Board: 2002	Mr. Witcher serves as a director of both the Company and the Bank. He owns and operates South Park Auto Sales, Inc., a used automobile dealership located in Cullman, Alabama.

ADDITIONAL INFORMATION CONCERNING THE COMPANY’S

BOARD OF DIRECTORS AND COMMITTEES

Meetings of the Board of Directors

Our Board of Directors held four meetings during 2005. The Board of Directors of the Bank, which consists of the same members as our Board of Directors along with two additional members, Roy C. Shaw and Thomas E. Drake, held thirteen meetings during 2005. All directors attended at least 75% of the total number of Company Board and Committee meetings, except for Tim Walker, Terry Walker and Whit Drake. All directors attended at least 75% of the Bank Board meetings, except for Tim Walker and Brian Witcher. The directors are strongly encouraged to attend the Annual Meeting. All of our directors, except for Tim Walker, attended the 2005 Annual Meeting of Shareholders.

Committees of the Board of Directors

Our Board of Directors has the following standing committees: the Audit Committee, the Compensation Committee, the Compliance Committee, the ALM Committee, the EDP Steering Committee, and the ESOP Trust Committee.

Audit Committee. Our Audit Committee is composed of six voting members, each of whom is an independent director under the independence criteria set forth in Securities & Exchange Commission (“SEC”) Rules. Our Audit Committee consists of Company directors Alan Walker, Terry Walker, Tim Walker, Brian Witcher, George W. Drake and Jasper Estes (Chairman). Our Audit Committee also serves as the Audit Committee for the Bank with the addition of Bank directors, Messrs. Shaw and T. Drake. The Audit Committee also has three non-voting members, who are not directors, Lionel Powell, Sheila Sizemore, and Barbara Maze. The non voting members are employees of the Bank. The Board of Directors has determined that none of the Board committee members of the Audit Committee satisfies all of the criteria that are necessary for such individual to qualify as an audit committee financial expert under SEC Rules. However, the Board of Directors believes that each Board member of the Audit Committee is financially literate and, through their various business experiences, is well qualified to perform the functions that are required as a member of the Audit Committee. Therefore, the Board of Directors does not believe it is necessary at this time to seek a new member who would qualify as an audit committee financial expert.

Our Audit Committee has not adopted a written Audit Committee Charter, however, the responsibilities of the Audit Committee include reviewing the Company’s and the Bank’s financial statements and internal accounting controls, reviewing reports of regulatory authorities and determining that all audits and examinations required by law are performed. It appoints the independent auditors, reviews their audit plan, and reviews with the independent auditors the results of the audit and management’s response thereto. The Audit Committee also reviews the adequacy of the internal audit budget and personnel, the internal audit plan and schedule, and results of audits performed by the internal audit staff. The Audit Committee is responsible for overseeing the entire audit function and appraising the effectiveness of internal and external audit efforts. The Audit Committee incorporates its findings and actions through committee minutes incorporated separately into regular Board minutes. The Audit Committee met twice in 2005. All Audit Committee members attended at least 75% of the meetings except for Whit Drake, Tim Walker and Terry Walker.

Compensation Committee. The Compensation Committee consists of Messrs. Estes, A. Walker and Witcher. The Compensation Committee functions primarily to determine the compensation of the Company’s and the Bank’s executive officers and employees, and administers various aspects of our benefit and incentive plans. The Compensation Committee met once during 2005. See “Compensation Committee Report.”

Compliance Committee. The Compliance Committee consists of one Board member, Whit Drake, and various employee members. The Compliance Committee functions primarily to establish and review policies and procedures to ensure Bank and Company compliance with relevant banking law and regulatory regulations and guidelines and to review any associated reporting responsibilities. The Compliance Committee met once during 2005.

ALM Committee. The ALM Committee consists of Board members Jasper Estes and Robin Cummings, and various employee members. The ALM Committee functions to establish and monitor compliance with relevant asset and liability management policies and procedures, and evaluate the Bank’s identification and monitoring of various risk factors to insure the bank’s operation in a safe and sound manner, yet maximizing profitability and shareholder value. The ALM Committee met three times in 2005.

EDP Steering Committee. The EDP Steering Committee consists of Board members Alan Walker, Terry Walker, Brian Witcher and Jasper Estes, along with various employee members. The EDP Steering Committee evaluates the functionality of existing technology within the Bank, and assesses the need for upgrades to maintain the Bank’s ability to remain competitive by investigating and evaluating any proposed technological advances. The EDP Steering Committee met six times in 2005.

Executive Loan Committee. The Executive Loan Committee consists of all our Board members, with the exception of Mr. Cummings, and various employee members. The Executive Loan Committee functions to ensure Bank compliance with established loan policies and procedures, evaluate and recommend any changes to these policies and procedures, and review any large dollar or insider loans for recommendation to the Board for approval/disapproval. The Executive Loan Committee met eight times in 2005.

Nominating Committee. Due to our small size, the entire Board serves as the Nominating Committee. In its capacity as the Nominating Committee, the Board recommends a slate of directors for election each year to the shareholders at the annual shareholders’ meeting. All directors review and approve this slate of directors prior to inclusion in yearly proxy materials delivered to shareholders. The Board believes it functions effectively as the Company’s Nominating Committee and that it is not necessary to establish a separate Nominating Committee or to adopt a Nominating Committee Charter at this time. The Company has not received a director nominee recommendation from any beneficial owner.

Trust Committee. The Trust Committee includes Board member, Brian Witcher, and two other employee executive officers. This committee’s primary function is to provide oversight of our Employee Stock Ownership Plan (ESOP). This committee met twelve times in 2005.

Consideration of Director Candidates

The Board of Directors annually reviews and makes recommendations regarding the composition and size of the Board so that the Board consists of members with the proper expertise, skills, attributes and personal and professional backgrounds needed by the Company, consistent with applicable regulatory requirements.

The Board of Directors identifies nominees for director primarily based upon suggestions from current directors and executive officers. Director candidates are interviewed by the Board of Directors prior to being nominated. The full Board of Directors formally nominates candidates for director to be included in the slate of directors presented for shareholder vote. Other than these general guidelines and adherence to our bylaws, the Board of Directors does not have any formal procedures that it follows in connection with the director nominations process. The Board of Directors believes that its existing practice gives it the flexibility that it needs to best serve the interests of our shareholders.

Any Company shareholder entitled to vote generally in the election of directors may recommend a candidate for nomination as a director. The Board of Directors will consider nominees recommended by shareholders, although the Board has not actively solicited recommendations from shareholders nor has it established any formal procedures for this purpose other than as set forth in our bylaws. A shareholder may recommend a director nominee by submitting the name and qualifications of the candidate the shareholder wishes to recommend to the Board of Directors, c/o Secretary, Altrust Financial Services, Inc., 811 2nd Avenue S.W., Cullman, Alabama 35055-4222.

Code of Ethics

In 2004, the Bank adopted a code of ethics applicable to all Bank directors, officers and employees. This code of ethics is available without charge, upon written request to Peoples Bank of North Alabama, 811 2nd Avenue S.W., Cullman, Alabama 35055-4222. The Company intends to adopt a code of ethics similar to that currently in place at the Bank that will meet all applicable SEC requirements.

Section 16(A) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires our directors and executive officers, and persons who own more than ten percent (10%) of our Common Stock, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Directors, executive officers and greater than ten percent (10%) shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) reports they file. Upon registering our Common Stock under Section 12 of the Exchange Act on July 1, 2005, our directors and executive officers were required to report their initial ownership of our Common Stock as of that date on Form 3s. Each of these required Form 3s was filed late. Otherwise, to our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2005, all Section 16(a) filing requirements applicable to our directors, executive officers and greater than ten percent (10%) beneficial owners were met by such persons with the exception of one Form 4 which was filed late for Morris Steven Stanford’s purchase of 905 shares of our Common Stock.

Shareholder Communication

Shareholders who wish to communicate with the Board of Directors, a Board committee or any other directors or an individual director may do so by sending written communications addressed to the Board of Directors of Altrust Financial Services, Inc., a Board committee or such group of directors or individual director, c/o Secretary, Altrust Financial Services, Inc., 811 2nd Avenue S.W., Cullman, Alabama 35055-4222. All communications will be compiled by the Secretary and submitted to the Board of Directors, a committee of the Board of Directors or the appropriate group of directors or individual director, as appropriate, at the next regular meeting of the Board of Directors.

AUDIT COMMITTEE REPORT

The following Audit Committee Report is provided in accordance with the rules and regulations of the SEC. Pursuant to such rules and regulations, this report shall not be deemed “soliciting materials” filed with the SEC, subject to SEC Regulation 14A or 14C or subject to the liabilities of Section 18 of the Exchange Act.

In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the audited financial statements to be included in our Annual Report on Form 10-K for the year ended December 31, 2005, including a discussion of the quality (rather than just the acceptability) of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Audit Committee also reviewed with our independent auditors, Dixon Hughes PLLC, their judgments as to the quality (rather than just the acceptability) of our accounting principles and such other matters as are required to be discussed with the Audit Committee under Statement on Auditing Standards No. 61, Communication with Audit Committees. In addition, the Audit Committee discussed with Dixon Hughes PLLC its independence from management and the Company, including the written disclosures, letter and other matters required of Dixon Hughes PLLC by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the Securities and Exchange Commission. The Audit Committee also recommended to the Board that we retain Dixon Hughes PLLC as our independent auditors for 2006. The Company’s Board of Directors has approved and ratified such recommendation. In addition, the Audit Committee has approved the scope of non-audit services anticipated to be performed by Dixon Hughes PLLC in 2006 and the estimated budget for those services.

Audit Committee:

Jasper Estes, Chairman

George W. Drake

Tim Walker

Brian Witcher

Alan	Walker

Terry Walker

April 28, 2006

EXECUTIVE OFFICERS

James Robin Cummings. Mr. Cummings, 59, currently serves as the President, Chief Executive Officer and a director of the Company. He also serves as President, Chief Executive Officer and a director of the Bank. Mr. Cummings has served as President and CEO of the Bank for almost 20 years. Mr. Cummings has served as a director of the Bank since 1984 and has served as a director of the Company since its inception in 1985.

John Edwin Whitley. Mr. Whitley, 48, currently serves as the Executive Vice President of the Bank, a position he has held since March 2004. From May 2003 through March of 2004, Mr. Whitley served as Vice President of Intercept, Inc. and from September 1994 through November 2002, he served as Executive Vice President of Heritage Bank.

Kenneth Howard Weldon. Mr. Weldon, 54, an attorney, currently serves as Executive Vice President of the Bank and the Company and acts as in-house counsel for the Bank, positions he has held since 1996.

Morris Steven Stanford. Mr. Stanford, 43, currently serves as Executive Vice President— Commercial Lending of the Bank. Prior to joining the Bank in September 2002, Mr. Stanford served as Vice President of Commercial Loans for Regions Bank, a position he held for six years.

Lionel James Powell. Mr. Powell, 53, is currently the Chief Financial Officer and Executive Vice President of the Bank, a position he has held since August 2002. Mr. Powell also serves as the Chief Financial Officer and Treasurer of the Company. Prior to joining the Bank, Mr. Powell served as Controller and Chief Financial Officer of Elk River, Inc., a multinational manufacturer in the fall protection industry, from February 2001 to July 2002. Prior to joining Elk River, Inc., Mr. Powell served as Controller for R.E. Garrison Trucking, Inc. from November 1997 to January 2001.

Raymond O’Neal Lindsey. Mr. Lindsey, 69, currently serves as an Executive Vice President of the Bank, a position he has held since 2002. Prior to this, Mr. Lindsey served as an Executive Vice President at 1st Commercial Bank in Cullman, Alabama, where he served since 1993. Mr. Lindsey has over 35 years of experience in banking and finance.

Candace Nail Hooten. Ms. Hooten, 52, is an Executive Vice President in charge of consumer lending and loan operations for the Bank. Ms. Hooten returned to the Bank in October of 2001. From January through October of 2001 Ms. Hooten was the Office Manager of Clyde Hooten & Son Construction Company. Ms. Hooten was previously employed with the Bank, where she was one of the original founding employees at the Bank’s inception. Ms. Hooten has over 30 years of banking experience.

Debra Brown Goble. Ms. Goble, 44, currently serves as the Executive Vice President of the Bank, a position she has held since February 9, 2004, when she was rehired from Community Bank. From July 31, 2001 to February 9, 2004, Ms. Goble held various operational and accounting positions with Community Bancshares in Blountsville, Alabama. Prior to this Ms. Goble had been an employee with the Bank.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

The following table sets forth information for the last three fiscal years concerning compensation earned for services rendered by our Chief Executive Officer and our next most highly compensated executive officer (the “named executive officers”). None of our other executive officers had an annual salary and bonus in excess of $100,000 during the years reported.

SUMMARY COMPENSATION TABLE

ANNUAL COMPENSATION

Name and Principal Position	Year	Base Salary	Bonus	Other Annual Compensation (2)	Securities Underlying Options		All Other Compensation
J. Robin Cummings,	2005	$210,000	-0-	—	8,400	(3)	$31,249	(4)
Chief Executive Officer	2004	$200,000	-0-	—	8,400	(3)	$39,792	(4)
	2003	$191,600	-0-	—	8,400	(3)	$31,661	(4)
John Whitley, Executive Vice President of the Bank (1)	2005	$132,000	-0-	—	-0-		$20,628	(4)
	2004	$130,000	-0-	—	25,000	(5)	$20,370	(4)
	2003	N/A	N/A	—	N/A		N/A

(1)	Mr. Whitley became an Executive Vice President of the Bank in 2004.
(2)	In accordance with the rules of the SEC, other compensation in the form of perquisites and other personal benefits has been omitted for the named executive officers because the aggregate total value of such perquisites and other personal benefits did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus for the named executive officer.
(3)	Mr. Cummings receives 8,400 stock options yearly as part of his compensation package. Such options are issued pursuant to, and subject to the terms and conditions of, the Company’s 2004 Long Term Incentive Plan.
(4)	Comprised of Company contributions to the ESOP of $31,249, $39,792, and $31,661 for Mr. Cummings in 2005, 2004 and 2003, respectively and $20,628 and $20,370 for Mr. Whitley in 2005 and 2004, respectively.
(5)	Mr. Whitley received 25,000 stock options at the time of his hiring in 2004. Such options were issued pursuant to, and subject to the terms and conditions of, the 2004 Long Term Incentive Plan. These options vest 20% each year.

The following table contains information concerning stock option grants made to our named executive officers during 2005 under our 2004 Long-Term Incentive Plan.

OPTION GRANTS IN LAST FISCAL YEAR

Name	Number of Securities Underlying Options Granted (#) (1)	% of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/Sh)	Expiration Date	Potential Realizable Value At Assumed Annual Rates of Stock Price Appreciation For Option Term(2)
					5%	10%
J. Robin Cummings	8,400	35.90%	$9.40	11/01/2015	$49,656	$125,862
John Whitley	-0-	N/A	N/A	N/A	N/A	N/A

(1)	The options vest in full five years after the date of the grant.
(2)	Amounts represent hypothetical gains that could be achieved for the respective options at the end of the ten-year option term. The assumed 5% and 10% rates of annual stock appreciation are mandated by the rules of the SEC and may not accurately reflect the appreciation of the price of the Common Stock over the term of the option. These assumptions are not intended to forecast future price appreciation of the Common Stock.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

AND YEAR-END OPTION VALUES

The following table shows stock options information regarding outstanding options. None of our named executive officers exercised options during the last fiscal year.

	Number of Securities Underlying Unexercised Options at December 31, 2005		Value of Unexercised In-The-Money Options at December 31, 2005 (1)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
J. Robin Cummings	40,800	33,600	$103,827	$44,184
John Whitley	5,000	20,000	$8,450	$33,800

(1)	Represents the difference between the estimated fair market value, as of December 30, 2005, of the Common Stock ($9.69) and the exercise price of the options.

Director Compensation

Directors who are employees of the Company or of any of its subsidiaries are not compensated for service on the Company’s or the Bank’s Board of Directors. Non-employee directors who serve on the Board of Directors of the Company or on the Board of Directors of the Bank receive $750 per meeting held for their service, plus reimbursement for reasonable travel expenses incurred in attending meetings. Directors who serve on both the Company’s and the Bank’s Boards of Directors do not receive additional compensation for serving on both Boards of Directors because meetings of the Boards of the Company and the Bank are held at the same times and dates.

In addition to the compensation arrangements described above, non-employee directors receive $150 per meeting held for their service on various committees of the Boards of Directors of the Company and the Bank.

Non-employee directors may elect in writing, in lieu of cash, to receive their director fees (excluding committee fees) in the form of stock options issued under the our 2004 Stock Option Plan for Outside Directors. If a non-employee director makes such an election, he or she will receive an option to purchase 8,400 shares of Common Stock on each November 1 during the term of the 2004 Stock Option Plan for Outside Directors. The price at which each option granted under the plan may be exercised will be 100% of the fair market value per share of the Common Stock covered by the option on the date of grant. Each option granted under the plan will, unless earlier terminated, become exercisable on the fifth (5th) anniversary of the date of grant and will expire ten (10) years from the date of grant. Upon the termination of a non-employee director’s service on the board for any reason other than cause or death, his or her outstanding options will be exercisable (to the extent exercisable immediately prior to such termination) for a period equal to ninety (90) days following the date of termination, or, if earlier, until the expiration date of such option. Upon the termination of an outside director’s service on the board of directors for cause, any outstanding options held by such outside director will terminate on the date of termination. Upon the death of an outside director, his or her outstanding options will be exercisable by his or her beneficiary or representative, for a period ending at the earlier of one (1) year from the date of death or the expiration date of such option.

COMPENSATION COMMITTEE REPORT

The members of the Compensation Committee are, and during the last fiscal year were, Alan Walker (Chairman), Jasper Estes and Brian Witcher. The policies of the Compensation Committee that govern executive compensation decisions are designed to align changes in total compensation with changes in the value created for the Company’s shareholders. The Compensation Committee believes that compensation of executive officers and others should be linked to the Company’s operating performance.

The underlying objectives of the Company’s compensation strategy are to establish incentives for certain executive officers and others to achieve and maintain short-term and long-term operating performance results for the Company, to link executive and shareholder interests through equity-based compensation plans, and to provide a compensation package that recognizes individual contributions as well as overall business results. Executive officer compensation includes base salary and long-term stock option incentives. Executive officers do not receive annual bonuses.

Base Salary

In establishing executive officer salaries and increases, the relationship of total compensation to peer banks is considered. The decision to increase an executive officer’s base salary is recommended by our Chief Executive Officer and approved by the Compensation Committee, except for the CEO’s salary, which is entirely determined by the Compensation Committee. Information regarding salaries paid in our market is obtained through examination of SEC filings, informal salary surveys, and other means, and is used to evaluate competitiveness with the Company’s peers and competitors. The Compensation Committee’s general philosophy is to provide a competitive total compensation package in order to attract and retain quality management.

Long-Term Stock Incentives

We use stock options to provide long-term incentives to our executive officers. The Compensation Committee, upon recommendation by the CEO, approves all grants of stock options to executive officers. These stock option grants are designed to align the interests of each executive officer with those of our shareholders. Options are generally exercisable over a ten-year period at the fair market value per share on the date of grant. Options are granted under our 2004 Long-Term Incentive Plan and generally become exercisable in full five years after the date of grant.

Chief Executive Officer Compensation

The Compensation Committee formally reviews the compensation paid to our Chief Executive Officer during the first quarter of each year. Final approval of the Chief Executive Officer’s compensation is made by the Board of Directors. Changes in base salary and the awarding of cash and stock incentives are based on overall financial performance and profitability.

The base salary for Mr. J. Robin Cummings, President and Chief Executive Officer of the Company, was increased to $215,000 for 2006, from $210,000 in 2005, or a 2.38% increase. The Compensation Committee based this increase on specific accomplishments and the overall financial performance of the Company, including the achievement of a net income increase of 46% from $3.4 million to $4.9 million for fiscal years ending 2004 and 2005, respectively. Mr. Cummings received a base salary of $200,000 in 2004.

In addition, it is the Compensation Committee’s intent to grant to our Chief Executive Officer an option to purchase 8,400 shares on each November 1 if he is serving as a director of the Company and elects in writing to receive options in lieu of director fees.

Policy Relative to Code Section 162(m)

Section 162(m) of the Internal Revenue Code places a limit of $1 million on the amount of compensation that we may deduct in any one year with respect to our Chief Executive Officer and our other executive officers in that year. Certain performance-based compensation approved by shareholders is not subject to the deduction limit. Under our LTIP, which was approved and adopted by the full board and our shareholders in April 2005, until the annual meeting of our shareholders in 2009, or until the LTIP is materially amended, awards granted under the LTIP will be exempt from the deduction limitations under Section 162(m) of the Code.

In summary, the Compensation Committee believes that the Company’s compensation program is reasonable and competitive with compensation paid by other financial institutions of similar size. The program is designed to reward managers for strong personal, Company and share value performance. The Compensation Committee monitors peer banks’ compensation paid, and reserves the right to adjust as necessary to continue to meet Company and shareholder objectives.

Submitted by the Compensation Committee:

Alan Walker, Chairman

Jasper Estes

Brian Witcher

Employment Contracts, Termination of Employment and Change-in-Control Arrangements

We do not have employment contracts with any of our named executive officers. Each named executive officer is an employee at will.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee of the Company’s Board of Directors are, and during the last fiscal year were, Alan Walker (Chairman), Jasper Estes and Brian Witcher. No member of the Compensation Committee is or has been an officer or employee of the Company or the Bank.

Members of the Compensation Committee have been customers of or had banking and financial transactions with the Bank in the ordinary course of business during the last fiscal year. All outstanding loans and other transactions with members of the Compensation Committee were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and, when made, did not involve more than the normal risk of collectability or present other unfavorable features. It is expected that we will continue to have similar transactions in the ordinary course of our business with Compensation Committee members in the future.

PERFORMANCE GRAPH

The following line-graph compares the cumulative, total return on our Common Stock from December 31, 2000 to December 31, 2005, with that of the Nasdaq Index and the Southeastern Bank Index (assuming a $100 investment on December 31, 2000). The Southeastern Bank Index is an independent bank index of Southern banks prepared by The Carson Medlin Company. Cumulative total return represents the change in stock price and the amount of dividends received over the indicated period, assuming the reinvestment of dividends.

Comparison of Five Year Cumulative Total Return

	2000	2001	2002	2003	2004	2005
Altrust Financial Services, Inc.	100	107	95	101	119	125
Southeastern Bank Index	100	124	154	210	249	252
Nasdaq Index	100	79	55	82	89	91

CERTAIN RELATIONSHIPS AND TRANSACTIONS

Three of our directors, Alan Walker, Terry Walker and Tim Walker, own a company, Walker Brothers, Ltd. (“Walker Brothers”), which is engaged in the building and supplies business. The Bank and Walker Brothers have an existing business relationship involving construction services, leasing services and commercial lending. Since 1977, Walker Brothers Ltd. has provided construction and remodeling for all of the offices owned by the Bank. The amounts paid by the Bank to Walker Brothers under this business relationship were $78,645, $375,586, and $305,676 for the years ended December 31, 2005, 2004 and 2003, respectively, constituting less than 5% of Walker Brothers’ annual gross revenue. The Bank also leases its Baileyton branch office from Walker Brothers. The leased space is a unit in a commercial building located on Alabama Highway 69N in Baileyton, Alabama. The lease, entered into on April 1, 2004, has an initial term of two years, with the option to renew for an additional five years. The rent is $1,400.00 per month during the initial two year term of the lease, which amount will be re-negotiated at a maximum 6% increase the time of the first five year renewal of the lease. Total paid during 2005 was $16,800.

Effective January 2005, we entered into two separate lease agreements with Walker Brothers to relocate our Arab operations center to Cullman, Alabama. These leases were for two separate parts in the same building—one for 2,880 square feet at a cost of $1,680 per month for a term of 36 months, and one for 3,120 square feet at a cost of $1,040 per months for 30-day renewable terms. Total paid during 2005 was $35,360.

Certain of our directors, officers, and principal shareholders and their associates were customers of, or had banking and financial transactions with, the Bank in the ordinary course of business during 2005. Some of the Company’s directors or the directors of the Bank are directors, officers, trustees, or principal securities holders of corporations or other organizations which also were customers of, or had banking and financial transactions with, the Bank in the ordinary course of business.

All outstanding loans and other transactions with the directors, officers, and principal shareholders of the Company and the Bank were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and, when made, did not involve more than the normal risk of collectability or present other unfavorable features. The aggregate amount of credit extended to directors, executive officers, and principal shareholders as of December 31, 2005 was $13.4 million, or 29% of our shareholders’ equity and redeemable common stock. It is expected that the Bank will continue to have similar transactions in the ordinary course of its business with such individuals and their associates in the future.

Preferred Real Estate Incorporated, a real estate appraisal firm owned by the daughter of Roy Shaw, Chairman of the Board of the Bank, performs real estate evaluations for loans secured by real estate for Southern Appraisal and the Bank on an as-requested basis. During the years ended December 31, 2005, 2004, and 2003, the Bank paid Preferred Real Estate Incorporated $0, $13,046, and $9,400, respectively, for services rendered. During the years ended December 31, 2004 and 2003, Southern Appraisal paid either Preferred Real Estate Incorporated or the director individually, $16,160, $6,765 and $14,431 respectively. The combined amount of fees paid to Preferred Real Estate Incorporated from Southern Appraisal and the Bank represented 100% of Preferred Real Estate’s consolidated gross revenues for the year.

INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors, upon the recommendation of the Audit Committee, has appointed Dixon Hughes PLLC, independent certified public accountants, as independent auditors for the Company and its subsidiaries for the current fiscal year ending December 31, 2006. Dixon Hughes PLLC became the independent auditors for the Company and its subsidiaries in May 2004, following the dismissal of Carr, Riggs & Ingram, LLC. The decision to replace Carr, Riggs & Ingram, LLC with Dixon Hughes PLLC was made by the Company’s Board of Directors, upon the recommendation of the Audit Committee, and was not based upon any disagreement on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. Dixon Hughes PLLC’s report on the Company’s financial statements for the fiscal year ended December 31, 2005 did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope, or accounting principles. Dixon Hughes PLLC has advised the Company that neither the firm nor any of its partners has any direct or material interest in the Company and its subsidiaries except as auditors and independent certified public accountants of the Company and its subsidiaries.

A representative from Dixon Hughes PLLC will be present at the annual meeting. The representative have the opportunity to make a statement if they desire and if they will be available to respond to any questions.

During the years ended December 31, 2005 and December 31, 2004, the Company incurred (including those billed or expected to be billed) the following principal independent auditor fees from Dixon Hughes PLLC:

	2005	2004
Audit Fees (1)	$139,020	$133,750
Audit-Related Fees (2)	7,500	—
Tax Fees (3)	—	—
All Other Fees (4)	—	—

(1)	Includes fees related to the annual independent audit of the Company’s consolidated financial statements and reviews of the Company’s annual report on Form 10-K, review of the Company’s interim financial statements, issuance of consents, review of quarterly reports on Form 10-Q and services provided in connection with the Company’s filing of a Registration Statement on Form 10.
(2)	Fees incurred were for general accounting matters and related consultations and an employee benefit plan audit. The Audit Committee has considered whether the provision of these services is compatible with maintaining the independence of Dixon Hughes PLLC.
(3)	There were no tax fees billed to the Company by Dixon Hughes PLLC for 2005 and 2004.
(4)	There were no additional fees billed to the Company by Dixon Hughes PLLC for 2005 and 2004.

Pre-Approval Policy

The Audit Committee approves in advance the terms of all audit services provided to the Company as well as all permissible audit-related and non-audit services to be provided by the independent auditors. All services set forth above under the captions “Audit Fees”, “Audit-Related Fees” and “Tax Fees” were approved by the Company’s Audit Committee pursuant to SEC Regulation S-X Rule 2.01(c)(7)(i).

Audit Committee Review

The Company’s Audit Committee has reviewed the services rendered and the fees billed by Dixon Hughes PLLC for the fiscal year ended December 31, 2005. The Audit Committee has determined that the services rendered and the fees billed last year that were not related to the audit of the Company’s financial statements are compatible with the independence of Dixon Hughes PLLC as the Company’s independent accountants.

SHAREHOLDER PROPOSALS FOR 2007 ANNUAL MEETING

Any shareholder proposal intended to be presented at the 2007 Annual Meeting of Shareholders and to be included in the our Proxy Statement and form of Proxy relating to such meeting must be received by the Company no later than January 3, 2007, which is 120 calendar days before the one-year anniversary of the date the Company mailed this Proxy Statement to shareholders. Any such proposal must comply in all respects with the rules and regulations of the SEC.

Any shareholder proposal not received at the Company’s principal executive offices by March 17, 2007, which is 45 calendar days before the one-year anniversary of the date the Company mailed this Proxy Statement to shareholders, will be considered untimely and, if presented at the 2007 Annual Meeting of Shareholders, the proxy holders will be able to exercise discretionary authority to vote on any such proposal to the extent authorized by Rule 14a-4(c) under the Exchange Act.

OTHER MATTERS

The Board of Directors knows of no other matters to be brought before the Annual Meeting. However, if any other matters are properly brought before the Annual Meeting, it is the intention of the named proxy holders in the accompanying Proxy to vote in accordance with their judgment on such matters.

AVAILABILITY OF ANNUAL REPORT

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 as filed with the SEC, including financial statements and schedules thereto, accompanies this Proxy Statement. Upon the written request of any person whose Proxy is solicited by this Proxy Statement, the Company will furnish to such person without charge (other than for exhibits) an additional copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, including financial statements and schedules thereto, as filed with the SEC. Such requests should be directed to Jasper Estes, Secretary of the Board of Directors, Altrust Financial Services, Inc., 811 2nd Avenue S.W., Cullman, Alabama 35055-4222.

Proxy Solicitation Costs

The expense of preparing, printing and mailing this Proxy Statement and soliciting the Proxies sought hereby will be borne by the Company. In addition to the use of the mails, Proxies may be solicited by officers, directors and employees of the Company, who will not receive additional compensation therefor, in person, or by telephone, facsimile transmission or other electronic means. The Company also will request brokerage firms, banks, nominees, custodians and fiduciaries to forward Proxy materials to the beneficial owners of shares of the Company’s Common Stock as of the Record Date and will provide reimbursement for the cost of forwarding the Proxy materials in accordance with customary practice.

Your cooperation in promptly signing and returning the enclosed Proxy card will help to avoid additional expense.

By Order of the Board of Directors

/s/ J. Robin Cummings
J. Robin Cummings President and Chief Executive Officer

Cullman, Alabama

April 28, 2006